Scottish Annuity & Life Holdings, Ltd. Announces Exercise of $15 Million
                Over-Allotment Option on Senior Convertible Notes

HAMILTON, Bermuda - Nov. 27, 2002  (BUSINESS WIRE)

Scottish Annuity & Life Holdings, Ltd. (NYSE:SCT) announced today that the initial purchasers have exercised the $15 million over-allotment option granted to them in connection with the Company's offering of 4.50% Senior Convertible Notes due 2022, which offering closed on November 22, 2002. The Company will sell an additional $15 million of senior convertible notes bringing the total aggregate principal amount of the notes issued to $115 million.

The notes are convertible at the option of the holders, upon the occurrence of certain specified events, into ordinary shares at the initial conversion price of $21.71 per share, subject to adjustment in certain circumstances.

The company intends to use the proceeds from the issuance of the notes to support the growth of its business, to pursue new business opportunities in the reinsurance market and for general corporate purposes.

The notes and the ordinary shares issuable upon conversion thereof have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful.

Scottish Annuity & Life Holdings, Ltd. is a global life reinsurance specialist and issuer of customized life-insurance based wealth management products for high net worth individuals and families. Scottish Annuity & Life has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, Luxembourg and Windsor, England.

Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Annuity & Life Holdings, Ltd. cautions that forward-looking statements are not guarantees, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the company to differ include, but are not necessarily limited to, the company's ability to attract clients and generate business; the competitive environment; the company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related



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industries in general and the company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.